Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated July 31, 2007, with respect to the financial statements of Accredited Mortgage Loan REIT Trust (which report expresses an unqualified opinion and includes an explanatory paragraph relating to economic and operational dependency on its parent and an explanatory paragraph related a significant subsequent event of its parent and related uncertainty), all appearing in this Annual Report on Form 10-K of Accredited Mortgage Loan REIT Trust for the year ended December 31, 2006:

(1) Registration Statements No. 333-117484-01 and 333-119441-01 on Form S-3 of Accredited Mortgage Loan REIT Trust.

/s/ SQUAR MILNER PETERSON MIRANDA & WILLIAMSON, LLP

San Diego, California

July 31, 2007